Bank of America 100 North Tryon Street Charlotte, NC 28255 Tel 704.386.5000
November 21, 2002

Reporters May Contact:
Eloise Hale, Bank of America Corporation, 704.387.0013
eloise.hale@bankofamerica.com

Bank of America Prices $1 Billion in 5-Year Senior Notes

CHARLOTTE, N.C., Nov. 21 /PRNewswire/ -- Bank of America Corporation (NYSE: BAC) today priced a global offering of $1 billion in 5-year fixed-rate senior notes for sale in the United States and abroad.

The senior notes have a coupon interest rate of 3 7/8 percent per annum, payable semi-annually on January 15 and July 15 with the first interest payment on July 15, 2003. The notes mature on January 15, 2008.

These notes will be sold through underwriters led by Banc of America Securities LLC and include Fleet Securities, Inc., HSBC, JPMorgan, Wachovia Securities, Guzman & Company, Utendahl Capital Partners LP and The Williams Capital Group, L.P. Closing is scheduled for November 26, 2002.

The debt issue is part of a shelf registration for corporate debt and other securities previously declared effective by the Securities and Exchange Commission. Bank of America intends to list the notes on the Luxembourg Stock Exchange.

Proceeds from the issue will be used for general corporate purposes.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, and London exchanges and certain shares are listed on the Tokyo stock exchange.

www.bankofamerica.com/newsroom

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